EXHIBIT (a)(1)(A)

                             VODAVI TECHNOLOGY, INC.
                           OFFER TO PURCHASE FOR CASH
                        1,000,000 SHARES OF COMMON STOCK
                                       AT
                                 $2.40 PER SHARE

--------------------------------------------------------------------------------

   OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M.,
       DENVER TIME, ON MONDAY, JUNE 9, 2003, UNLESS OUR OFFER IS EXTENDED.
                   WE MAY EXTEND OUR OFFER PERIOD AT ANY TIME.

--------------------------------------------------------------------------------

VODAVI TECHNOLOGY, INC. IS

     * offering to purchase up to 1,000,000 shares of its common stock in a tender offer, and

     * offering to purchase these shares at a price of $2.40 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD

     *    specify the number of shares you want to tender, and

     * follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES

     * if the number of shares tendered is not more than 1,000,000, we will purchase all the shares tendered, and

     * if the number of shares tendered is more than 1,000,000, we have the right first to purchase shares held by persons that own less than 100 shares and then purchase shares on a pro rata basis from all other stockholders who tendered shares.

OUR COMMON STOCK

     *    is quoted on the NASDAQ SmallCap Market under the symbol "VTEK," and

     * had a closing price of $1.71 per share on April 28, 2003, the last full trading day before we announced our offer and had a closing price of $2.23 on May 6, 2003. You are urged to obtain current market quotations for the shares.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS DISCUSSED IN SECTION 7.

     Our board of directors has approved this offer. However, neither our board nor our management is making any recommendation to you as to whether you should tender or not tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

     This document contains important information about our offer. We urge you to read it in its entirety.

                THE DATE OF THIS OFFER TO PURCHASE IS MAY 9, 2003

                                     SUMMARY

     WE ARE PROVIDING THIS SUMMARY FOR YOUR CONVENIENCE. IT HIGHLIGHTS MATERIAL INFORMATION IN THIS DOCUMENT, BUT YOU SHOULD REALIZE THAT IT DOES NOT DESCRIBE ALL OF THE DETAILS OF OUR OFFER TO THE SAME EXTENT THAT THEY ARE DESCRIBED IN THE BODY OF THIS DOCUMENT. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN THE FULL DETAILS OF OUR OFFER. WHERE HELPFUL, WE HAVE INCLUDED REFERENCES TO THE SECTIONS OF THIS DOCUMENT WHERE YOU WILL FIND A MORE COMPLETE DISCUSSION.

WHO IS OFFERING TO PURCHASE MY SHARES?

     * Vodavi Technology, Inc., a Delaware corporation is offering to purchase your shares. We are offering to purchase up to 1,000,000 shares of our outstanding common stock. See Section 1.

WHAT IS THE PURCHASE PRICE?

     *    The purchase price in our offer is $2.40 per share. See Section 1.

HOW MANY SHARES WILL VODAVI PURCHASE IN ALL?

     * We will purchase up to 1,000,000 shares in our offer, or approximately 23% of our outstanding common stock. See Section 1. Our offer, however, is not conditioned on any minimum number of shares being tendered.

IF I TENDER MY SHARES, HOW MANY OF MY SHARES WILL VODAVI PURCHASE?

     * All of the shares that you tender in our offer may not be purchased. If more than 1,000,000 shares are tendered, we will purchase shares from all stockholders that properly tender shares on a pro rata basis, except for "odd lots" (less than 100 shares), which may be purchased on a priority basis. This preference, if used by us, is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares. As a result, we will purchase the same percentage of shares from each tendering stockholder, except for "odd lot" holders (if an "odd lot" preference is utilized), that properly tenders shares, subject to the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after our offer expires.

WHAT IS THE PURPOSE OF THE OFFER?

We are making our offer for the following reasons:

     * our offer provides stockholders that are considering a sale of their shares with the opportunity to sell those shares for cash without the usual transaction costs associated with open market sales;

     * our offer provides participating stockholders (particularly those that, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares;

     * our offer could result in a capital structure that may improve the return on equity for continuing stockholders; and

     *    our offer could be accretive to earnings per share.

For a further discussion of the potential benefits and the potential risks and disadvantages of our offer, see Section 2.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

     * Our offer is not conditioned on our stockholders tendering any minimum number of shares.

     *    Our offer is not contingent on obtaining outside financing.

     * We may terminate our offer if, among other things, following the date of our offer another person or entity:

          -    makes a tender offer for our shares;

          - to our knowledge, acquires or proposes to acquire more than 5% of our shares; or

          - files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Vodavi or any of our shares.

     * Our offer is subject to a number of conditions that are described in greater detail in Section 7.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER? CAN VODAVI EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

     * You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., Denver time, on Monday, June 9, 2003. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

     * We can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 15.

CAN VODAVI AMEND THE TERMS OF THE OFFER?

     * We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

HOW DO I FIND OUT IF VODAVI AMENDS THE TERMS OF THE OFFER OR EXTENDS THE EXPIRATION DATE?

     * We will announce any amendment to the tender offer by making a public announcement of the amendment.

     * We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination, or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 15.

HOW DO I TENDER MY SHARES?

     * To tender your shares, you must complete one of the actions described under "Important Procedures" on page 1 of this document before our offer expires.

     * You may also contact our investor relations department or your broker for assistance. The contact information for our investor relations department is on the back page of this document.

     *    For a more  detailed  explanation  of the  tendering  procedures,  see
          Section 3.

CAN I TENDER SHARES IN THE OFFER SUBJECT TO THE CONDITION THAT A SPECIFIED MINIMUM NUMBER OF MY SHARES MUST BE PURCHASED IN THE OFFER?

     * Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

HOW AND WHEN WILL I BE PAID?

     * If your shares are purchased in our offer, you will be paid $2.40 per share, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

     * We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

UNTIL WHEN CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     * You can withdraw your previously tendered shares at any time prior to the expiration of our offer.

     * In addition, after our offer expires, if we have not yet accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 5:00 p.m., Denver time, on Monday, June 9, 2003. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     * To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.

IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED?

     * First, we may elect to purchase shares from all holders of "odd lots" of less than 100 shares that properly tender all of their shares.

     * Second, we will purchase shares from all other stockholders that properly tender shares on a pro rata basis.

     * Therefore, all of the shares that you tender in the offer may not be purchased. See Section 1.

WHAT ARE THE UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES TO VODAVI?

     * Generally, you will be subject to U.S. federal income taxation as well as applicable state, local, and foreign income tax when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as a sale or exchange eligible for capital gain or loss treatment, or, in limited circumstances, a stockholder may be treated as having received a dividend subject to ordinary income tax rates. See Section 14. You are urged to consult with your own tax advisor to determine the tax consequences of participating in our offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     * On April 28, 2003, the last full trading day before we announced our offer, the closing price per share of our common stock on the NASDAQ SmallCap Market was $1.71.

     * On May 6, 2003, the closing price per share of our common stock on the NASDAQ SmallCap Market was $2.23.

     * We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY SHARES TO VODAVI?

     * If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See
          Section 5.

     * If you instruct the depositary in the letter of transmittal to make payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHAT DOES THE BOARD OF DIRECTORS OF VODAVI THINK OF THE OFFER?

     * Our board of directors has approved our offer. However, neither our board of directors, our management, nor our company is making any recommendation to you as to whether you should tender your shares. We are not making a recommendation as to whether you should tender shares in our offer because we believe that you should make your own decision based on your views as to the value of your shares and our prospects, as well as your liquidity needs, investment objectives, and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See Sections 2 and 9.

HOW WILL VODAVI OBTAIN THE FUNDS TO MAKE PAYMENT?

     * We will need a maximum of $2,400,000 to purchase 1,000,000 shares in our offer at $2.40 per share. We will fund this purchase and the related fees and expenses from funds borrowed under our existing line of credit. See Section 10.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     * Our investor relations department can help answer your questions. Please call (480) 443-6000 or e-mail investorrelations@vodavi.com.

                                TABLE OF CONTENTS

                                                                            PAGE

Important Procedures...........................................................1

Forward-Looking Statements.....................................................2

Vodavi's Tender Offer..........................................................3

1.   Number of Shares; Proration...............................................3

2.   Background and Purpose of Our Offer; Certain Effects of Our Offer.........5

3.   Procedure for Tendering Shares............................................6

4.   Withdrawal Rights........................................................10

5.   Purchase of Shares and Payment of Purchase Price.........................11

6.   Conditional Tender of Shares.............................................12

7.   Conditions of Our Offer..................................................12

8.   Price Range of Shares; Dividends.........................................14

9.   Interests of Directors and Executive Officers............................15

10.  Source and Amount of Funds...............................................17

11.  Information about Us.....................................................17

12.  Effects of Our Offer on the Market for Shares; Registration
     under the Securities Exchange Act of 1934; Continued Listing on NASDAQ SmallCap Market................................................18

13.  Legal Matters; Regulatory Approvals......................................19

14.  Certain United States Federal Income Tax Consequences....................19

15.  Extension of Our Offer; Termination; Amendment...........................23

16.  Fees and Expenses........................................................23

17.  Miscellaneous............................................................24

                              IMPORTANT PROCEDURES

     If you want to tender all or part of your shares, you must do one of the following before our offer expires:

     * if your shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and have the nominee tender your shares for you; or

     * if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares, and any other documents required by the letter of transmittal, to Computershare Trust Company, Inc., the depositary for our offer; or

     * if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

     If you want to tender your shares, but

     * your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

     * you cannot comply with the procedure for book-entry transfer by the expiration of our offer, or

     * your other required documents cannot be delivered to the depositary by the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

     TO TENDER YOUR SHARES, YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL, AND THE OTHER DOCUMENTS RELATED TO OUR OFFER.

     If you have questions or need assistance, you should contact our investor relations department at the address or telephone number on the back page of this document. You may request from our investor relations department additional copies of this document, the letter of transmittal, or the notice of guaranteed delivery.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION, INFORMATION, OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

                           FORWARD-LOOKING STATEMENTS

     INFORMATION ABOUT FORWARD-LOOKING STATEMENTS. This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our stockholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations and any potential acquisitions, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed, and the continued treatment of our shares as margin securities. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this document.

     Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook," and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

     The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, and expected future developments, as well as other factors we believe are appropriate under the circumstances. Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

     *    our future financial performance;

     *    our future cash needs;

     *    the number of shares tendered in our offer;

     * the number of stockholders who sell all of their shares of Vodavi stock in our offer;

     *    political  instability  in  Asia,  and in  particular  on  the  Korean
          Peninsula;

     *    the level of orders we receive;

     *    acceptance of our newer products; and

     *    global   and   U.S.   economic   conditions   generally   and  in  the
          telecommunications industry specifically.

In addition, please refer to our documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for more information on these and other risk factors.

     The  list  of  factors  above  is  illustrative,  but  by  no  means  is it exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                              VODAVI'S TENDER OFFER

To The Holders Of Common Stock Of Vodavi Technology, Inc.:

INTRODUCTION

     We are Vodavi Technology, Inc., a Delaware corporation, and we invite our stockholders to tender up to 1,000,000 shares of our common stock, par value $0.001 per share, to us at a price of $2.40 per share in cash, without interest, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which together constitute our "offer."

     Our board of directors has approved this offer. However, neither our board of directors, our management, nor our company is making any recommendation to you as to whether you should tender your shares. You must decide whether to tender your shares and, if you decide to tender your shares, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See Sections 2 and 9.

1.   NUMBER OF SHARES; PRORATION.

     On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase 1,000,000 shares of our common stock, or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 4, at a net cash price of $2.40 per share, without interest. As of May 6, 2003, there were 4,349,788 shares of our common stock outstanding.

     For purposes of our offer, the term "expiration date" means 5:00 p.m., Denver time, on Monday, June 9, 2003, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will refer to the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate, or amend our offer.

     Shares properly tendered and not properly withdrawn will be purchased upon the terms and conditions of our offer, including the "odd lot" priority and the proration and conditional tender provisions described below. If more than 1,000,000 shares are tendered, shares tendered will be subject to proration. See
Section 5 for a more detailed description of our purchase of and payment for tendered shares.

     All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned to stockholders at our expense promptly following the expiration date.

     On the letter of transmittal you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer.

     If we

     *    increase or decrease the price to be paid for shares, or

     *    increase or decrease the number of shares being sought,

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of such change is first published, sent, or given in the manner specified in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver time.

     OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     PRIORITY OF PURCHASE. Upon the terms and subject to the conditions of our offer, if 1,000,000 or fewer shares are properly tendered and not properly withdrawn, we will purchase all of those shares.

     Upon the terms and subject to the conditions of our offer, if more than 1,000,000 shares are properly tendered and not properly withdrawn, subject to the conditional tender procedures described in Section 6, we will purchase shares properly tendered and not properly withdrawn on the basis set forth below:

     * First, we may elect to purchase all shares tendered by any Odd Lot Holder (as defined below) that

          - tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all shares owned by the Odd Lot Holder will not qualify for this preference); and

          - completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     *    Second,  subject to the  conditional  tender  provisions  described in
          Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

     As a result, all of the shares that you tender in our offer may not be purchased. This will occur if we receive more than 1,000,000 properly tendered shares.

     ODD LOTS. The term "Odd Lots" means all shares tendered by any person (an "Odd Lot Holder") that owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots may be accepted for payment before any proration of the purchase of other tendered shares, at our election. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the offer, an Odd Lot Holder that holds shares in the holder's name and tenders the holder's shares directly to the depositary would avoid the payment of brokerage commissions in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the stockholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder that tenders any shares owned beneficially or of record, and that, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of this right.

     PRORATION. If proration of tendered shares is required, we will determine the final proration factor promptly after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders if the Odd Lot preference is used, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders if the Odd Lot preference is used. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in our offer.

     Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the Odd Lot procedure and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from us and may be able to obtain this information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a stockholder may affect the U.S. federal income tax consequences to the stockholder and therefore may be relevant to a stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such stockholder wishes the shares the stockholders tender to be purchased in the event of proration. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

     We will mail this document and the related letter of transmittal to stockholders of record as of May 6, 2003 and will furnish them to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.   BACKGROUND AND PURPOSE OF OUR OFFER; CERTAIN EFFECTS OF OUR OFFER.

     BACKGROUND AND PURPOSE. The last few years have been difficult ones in the industries served by our company, and by other telecommunications equipment and peripheral providers. Our business has been impacted by several factors, including the following:

     * businesses of all sizes have been slowing investment in capital equipment, which increases our risk of expanding sales, collecting receivables, and managing our business relationships;

     * the potential of IP technology in our industry has required us to invest in product development, which in turn has increased our risk of product acceptance and inventory obsolescence; and

     *    increased competition, including aggressive pricing.

     Despite these unfavorable market conditions, we have continued to focus on our core business, have generated positive cash flow, paid down debt, evaluated acquisition opportunities, and have increased market share. As a result, we have been able to continue to achieve favorable operating results despite difficult economic times and the unfavorable telecommunications market.

     We have continued to explore strategic transactions that could best enhance stockholder value in the near and long term, including an ongoing review of possible acquisition candidates. That effort has involved exploring a range of alternate strategic transactions and means of increasing value and liquidity for our stockholders. Although we completed a strategic acquisition of DataSpeak Systems, Inc., an Arizona-based dealer of our products, during March 2002, we did not pursue any other strategic transaction.

     Our board of directors has discussed alternatives other than strategic transactions for enhancing stockholder value. The board has discussed the relative advantages and disadvantages of certain alternatives for the Company and our stockholders. On April 22, 2003, the board of directors discussed the possibility of conducting a tender offer for 1,000,000 shares of our common stock at a price of $2.40 per share, commencing as soon as practicable. After careful consideration of the advantages and disadvantages of the proposed transaction, as well as alternate sources and uses of our working capital, the board of directors approved this proposed tender offer.

     POTENTIAL BENEFITS. We are making our offer because we believe as follows:

     * our offer provides stockholders the opportunity to sell those shares for cash without the usual transaction costs associated with open market sales;

     * our offer provides participating stockholders (particularly those that, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares;

     * our offer could result in a capital structure that may improve the return on equity for continuing stockholders; and

     *    our offer could be accretive to earnings per share.

     POTENTIAL RISKS AND DISADVANTAGES. Our offer also presents some potential risks and disadvantages to us and our continuing stockholders. Our offer will reduce our "public float," which is the number of shares owned by outside stockholders and available for trading in the securities markets. This reduction may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12. It will also result in our having less liquid assets for operations or potential acquisitions; however, we expect to have sufficient cash flow and access to other sources of capital to fund our operations and any potential acquisitions.

     INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS. Our board of directors has approved our offer. However, neither our board of directors, our management, nor the Company is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See Section 9.

     We may in the future purchase additional shares in the open market, private transactions, tender offers, or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of our offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our offer, until at least ten business days after the expiration or termination of our offer. Any possible future purchases by us must be approved by our board of directors and will depend on many factors, including the market price of the shares, the results of our offer, our business and financial position, and general economic and market conditions.

     Shares acquired pursuant to our offer will be canceled and treated as authorized but unissued stock, which will be available for us to issue without further stockholder action except as required by applicable law or the rules of NASDAQ SmallCap Market or any securities exchange on which our shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business, and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in our offer.

3.   PROCEDURE FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For shares to be properly tendered,  EITHER (1) OR
(2) below must happen:

          (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

     * either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

     * either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an "agent's message" of the type we describe below, and

     *    any other documents required by the letter of transmittal.

          (2) You must comply with the guaranteed delivery procedure set forth below.

     Odd Lot Holders that tender all their shares must also complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

     ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act. No endorsement or signature guarantee is required if

     * the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

     * shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is also an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, each such entity, referred to as an "eligible guarantor institution."

     See Instruction 1 of the letter of transmittal.

     On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, then

     * your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

     * the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

     METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

     * certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary's account at the book-entry transfer facility as described below,

     * one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

     *    any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DECIDE TO MAKE DELIVERY BY MAIL, WE RECOMMEND YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     ALL DELIVERIES MADE IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

     BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

          (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

     * one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

     *    any other documents required by the letter of transmittal; or

          (2)  The  guaranteed   delivery  procedure  described  below  must  be
     followed.

Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

     GUARANTEED DELIVERY. If you want to tender your shares, but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

     *    the tender is made by or through an eligible guarantor institution;

     * the depositary receives by hand, mail, overnight courier, or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (when required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

     * all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

          - either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

          - either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message of the type we describe above in the case of a book-entry transfer, and

          -    any other documents required by the letter of transmittal.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our sole discretion, all questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Neither we, the depositary, nor any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

     YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us as follows:

     * you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and

     *    the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering

     * has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares, and

     * will deliver or cause to be delivered the shares within the period specified in our offer, or

     * in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquire shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

     LOST OR DESTROYED CERTIFICATES. If your certificate for all or part of your shares has been lost, stolen, misplaced, or destroyed, you should contact Computershare Trust Company, Inc., the transfer agent for our shares, at (303) 262-0600, Ext. 4732, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Computershare Trust Company, Inc. immediately in order to receive further instructions, to permit timely processing of this documentation, and for a determination as to whether you will need to post a bond.

     FEDERAL BACKUP WITHHOLDING. Under the U.S. federal income tax backup withholding rules, payments in connection with the offer may be subject to "backup withholding." Under current law, the backup withholding rate is 30%. To prevent backup withholding, each tendering stockholder that is not a corporation or foreign stockholder (as defined below) and that does not otherwise establish an exemption from backup withholding must notify the depositary of the stockholder's correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Foreign stockholders, including foreign corporations, should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the foreign stockholder is neither an individual nor a corporation, in order to prevent backup withholding, the foreign stockholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries, or owners and their beneficial owners.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. Accordingly, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

     The depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or the stockholder's agent unless we, or an applicable withholding agent, determine that (1) a reduced rate of withholding is available pursuant to a tax treaty, (2) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States (in which case the foreign stockholder generally will be subject to tax in the same manner as U.S. stockholders are taxed) or (3) such proceeds are subject to capital gains treatment. For this purpose, a "foreign stockholder" is any stockholder that is not

     *    a citizen or resident of the United States,

     * a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States, any state or any political subdivision thereof;

     * an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

     * a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons that have the authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8BEN or any other equivalent form with respect to the foreign stockholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, the foreign stockholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries, or owners (and their beneficial owners) of the foreign stockholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to our offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8ECI or any other equivalent form. We and the depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if the stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no withholding tax or a reduced amount of withholding tax is due. If withholding results in an overpayment of taxes, a refund may be obtained only from the Internal Revenue Service. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

     Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.

     For a discussion of certain U.S. federal income tax consequences generally applicable to tendering stockholders, see Section 14.

4.   WITHDRAWAL RIGHTS.

     Shares tendered in our offer may be withdrawn at any time during the period that our offer may be considered open and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 5:00 p.m., Denver time, on Monday, June 9, 2003. Except as otherwise provided in this
Section 4, tenders of shares pursuant to our offer are irrevocable.

     For a withdrawal to be effective, the depositary must receive, at its address set forth on the back cover of this document, a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person that tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of shares tendered by an eligible guarantor institution.

     If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

     We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Neither we, the depositary, nor any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

     If we extend our offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of our offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares validly tendered and not properly withdrawn before the expiration date.

     For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and not properly withdrawn, subject to the discretionary "Odd Lot" priority and the conditional tender and proration provisions of our offer, only when, as, and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

     In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of the following:

     * certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary's account at the book-entry transfer facility,

     * a properly completed and duly executed letter of transmittal, or manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and

     *    any other documents required by the letter of transmittal.

     We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date.

     UNDER  NO  CIRCUMSTANCES  WILL  WE  PAY  INTEREST  ON THE  PURCHASE  PRICE,
REGARDLESS OF ANY DELAY IN MAKING PAYMENT. In addition, if specified events occur, we may not be obligated to purchase shares in our offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

     * payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

     * if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 6 of the letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY, SIGN, AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO THAT STOCKHOLDER OR OTHER PAYEE PURSUANT TO OUR OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.   CONDITIONAL TENDER OF SHARES.

     Under certain circumstances, we may prorate the number of shares purchased in our offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares in our offer from the stockholder in a manner that the transaction would be treated as a sale of the shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each stockholder to consult with the stockholder's own tax advisor.

     If you wish to make a conditional tender, you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 1,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,000,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders that tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

     All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

7.   CONDITIONS OF OUR OFFER.

     Despite any other provision of our offer, we will not be required to accept for payment, purchase, or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after May 9, 2003 and prior to the expiration date, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

          (1) there shall have been threatened, instituted, or pending before any court, agency, authority, or other tribunal any action, suit, or proceeding by any government or governmental, regulatory, or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order, or injunction entered, enforced, or deemed applicable by any court, authority, agency, or tribunal, that:

               (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit, or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

               (b) could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations, or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of our company and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits to us;

          (2) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule, or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

          (3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (4) any general suspension of trading in, or limitation on prices for,
     securities   on  any  U.S.   national   securities   exchange   or  in  the
     over-the-counter market;

          (5) the commencement or escalation of a war, armed hostilities, or any
     other  national  or  international  crisis,   including  terrorism  events,
     directly or indirectly involving the United States;

          (6) any limitation, whether or not mandatory, by any governmental, regulatory, or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

          (7) a 15% decrease, measured from the close of business on May 9, 2003, in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic, or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of our company and our subsidiaries, taken as a whole, or on the trading in our shares;

          (8) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

          (9) any decline in the NASDAQ Composite Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on May 9, 2003;

          (10) any change or event occurs, is discovered, or is threatened, to the business, condition (financial or otherwise), income, operations, or prospects of our company and our subsidiaries, taken as a whole, or in ownership of our shares, which in our reasonable judgment is or may be material to us;

          (11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced, or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

          (12) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

          (13) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the NASDAQ SmallCap Market, which delisting procedures may be initiated by NASDAQ if the aggregate market value of our outstanding common stock held by non-affiliates is less than $1,000,000, the number of shares of common stock held by non-affiliates falls below 500,000, the number of market makers of our common stock falls below two, or the number of round-lot holders (holders of 100 shares of more) falls below 300.

     The conditions listed above are for our sole benefit, and we may assert those conditions regardless of the circumstances, including our action or inaction, that give rise to the conditions and we may, in our reasonable discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any of these rights, and each of these rights will be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.   PRICE RANGE OF SHARES; DIVIDENDS.

     Our common stock was quoted in the NASDAQ National Market under the symbol "VTEK" from October 6, 1995 to July 18, 2001, and is now listed on the NASDAQ SmallCap Market. The following table sets forth the high and low sales prices of our common stock on the NASDAQ National Market and the NASDAQ SmallCap Market for the periods indicated.

                                                                HIGH        LOW
                                                                -----      -----

2001:
     First quarter..........................................    $2.50      $1.03
     Second quarter.........................................     1.19       0.63
     Third quarter..........................................     1.40       0.76
     Fourth quarter.........................................     1.45       0.76

2002:
     First quarter..........................................    $1.65      $1.24
     Second quarter.........................................     2.85       1.43
     Third quarter..........................................     3.33       1.71
     Fourth quarter.........................................     2.15       1.31

2003:
     First quarter .........................................    $1.95      $1.37
     Second quarter (through May 6, 2003)...................    $2.27      $1.71

     On April 28, 2003, the last full trading day on the NASDAQ SmallCap Market prior to our announcement of our offer, the closing per share price of our common stock on the NASDAQ SmallCap Market was $1.71. On May 6, 2003, the closing price per share of our common stock on the NASDAQ SmallCap Market was $2.23, and there were 4,349,788 shares of our common stock outstanding. WE URGE STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

     We have not declared or paid any cash dividends on our common stock and do not intend to declare or pay any cash dividends in the foreseeable future. In addition, our credit facility restricts our ability to pay cash dividends.

9.   INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS.

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2003 for each of our executive officers and directors. Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares of common stock listed next to such person's name.

                                                       NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)               SHARES (2)    PERCENT (2)
----------------------------------------               ----------    -----------
DIRECTORS AND EXECUTIVE OFFICERS:
William J. Hinz......................................    73,300(3)       1.7%
Gregory K. Roeper....................................   244,350(4)       5.4%
David A. Husband.....................................    72,350(5)       1.7%
Stephen L. Borcich...................................    45,000(6)       1.0%
Steven R. Francis....................................   112,500(7)       2.6%
J.H. Choi............................................       -- (8)        --
Jack A. Henry........................................     5,900(9)         *
Stephen A McConnell..................................    56,900(10)      1.3%
Emmett E. Mitchell...................................    30,000(11)        *
Frederick M. Pakis...................................     5,000(12)        *
All directors and officers as a group (10 persons)...   650,303         13.6%

OTHER SIGNIFICANT STOCKHOLDERS:
LG Electronics, Inc..................................   862,500(13)     19.8%

----------
*    Less than 1%

(1) Each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by that person, subject to applicable community property law, except as otherwise indicated. Except as otherwise indicated, each person may be reached at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034.
(2) The percentages shown are calculated based upon 4,349,788 shares of our common stock outstanding on April 30, 2003. The percentages shown include the shares of common stock that each named stockholder has the right to acquire within 60 days of April 30, 2003. In calculating ownership percentage, all shares of common stock that the named stockholder has the right to acquire upon exercise of stock options within 60 days of April 30, 2003 are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other stockholder. Percentages may be rounded. Includes, when applicable, shares owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of common stock such person has sole or shared voting control or power of disposition.
(3) Includes 13,300 shares of common stock and 60,000 shares of common stock issuable upon exercise of options, but excludes 15,000 shares of common stock issuable upon exercise of unvested stock options.
(4) Includes 35,600 shares of common stock and 208,500 shares of common stock issuable upon exercise of options, but excludes 48,750 shares of common stock issuable upon exercise of unvested stock options.
(5) Includes 43,600 shares of common stock and 28,750 shares of common stock issuable upon exercise of options, but excludes 71,250 shares of common stock issuable upon exercise of unvested stock options.
(6) Includes 45,000 shares of common stock issuable upon exercise of options, but excludes 15,000 shares of common stock issuable upon exercise of unvested stock options.
(7) Includes 100,000 shares of common stock and 12,500 shares of common stock issuable upon exercise of unvested stock options, but excludes 62,500 shares of common stock issuable upon exercise of unvested stock options.
(8) Excludes 5,000 shares of common stock issuable upon exercise of unvested stock options.
(9) Includes 900 shares of common stock and 5,000 shares of common stock issuable upon exercise of stock options, but excludes 5,000 shares of common stock issuable upon exercise of unvested stock options.
(10) Includes 26,900 shares of common stock and 30,000 shares issuable upon exercise of options, but excludes 5,000 shares of common stock issuable upon exercise of unvested stock options.

(11) Includes (a) 9,500 shares of common stock and 20,000 shares issuable upon exercise of options held by Mr. Mitchell, and (b) 500 shares of common stock held by Mr. Mitchell as custodian for his children, but excludes 5,000 shares of common stock issuable upon exercise of unvested stock options held by Mr. Mitchell.
(12) Includes 5,000 shares of common stock issuable upon exercise of stock options, but excludes 5,000 shares of common stock issuable upon exercise of unvested stock options.
(13) Represents shares of common stock beneficially owned by LG Electronics Inc. LGE has sole voting power and sole dispositive power over such shares. LGE acquired the shares of our common stock in connection with the merger of its minority owned subsidiary, LGIC, with and into LGE during September 2000. The address of LGE is LG Twin Towers, 20 Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea.

     All of our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See Section 2.

     Based upon our records and upon information provided to us by our directors, executive officers, associates, and subsidiaries, neither we nor any of our associates or subsidiaries or persons controlling us nor, to our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our shares on the date of this document or during the 60 days prior to the date of this document.

     ARRANGEMENTS WITH OTHERS CONCERNING OUR SECURITIES. Except for outstanding options to purchase shares granted to certain employees, including executive officers, and except as otherwise described in this document, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to our offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan, or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations.

     OTHER PLANS OR PROPOSALS. Except as described in this document, we currently have no plans or proposals that relate to or would result in any of the following:

     * an extraordinary transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

     *    a purchase, sale, or transfer of an amount of our assets or any of our
          subsidiaries'   assets   that  would  be   material   to  us  and  our
          subsidiaries, taken as a whole;

     * any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     *    any change in our present board of directors or management;

     *    any other material change in our corporate structure or business;

     * a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association;

     * a class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;

     * the suspension of our obligation to file reports under the Securities Exchange Act of 1934;

     * the acquisition by any person of additional securities of ours or the disposition of our securities; or

     * any changes in our charter, bylaws, or other governing instruments or other actions that could impede acquisition of control of us.

     Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value, including potential acquisitions as appropriate, and we may undertake or plan actions that relate to or could result in one or more of these events.

10.  SOURCE AND AMOUNT OF FUNDS.

     REQUIRED FUNDING. Assuming 1,000,000 or more shares are tendered in our offer, we will need a maximum of $2.4 million to purchase 1,000,000 shares in our offer at $2.40 per share. We expect that our fees and expenses for our offer will be approximately $150,000.

     We will fund the offer through our new credit facility. Specifically, we will borrow $1.0 million under a term loan and $1,550,000 under our line of credit. Our lender has approved our use of up to $3.5 million of our credit facility for stock repurchases, and there are no other conditions to the financing.

     In April 2003, we entered into a credit agreement with Comerica Bank-California, which established a $5.0 million revolving line of credit facility and a $1.0 million term loan. Advances under the credit facility are based upon eligible accounts receivable and inventory of our wholly owned subsidiary, Vodavi Communications Systems, Inc., and are secured by substantially all of our assets. The credit facility contains covenants that are customary for similar credit facilities and also prohibits our operating subsidiaries from paying dividends to our company without the consent of Comerica.

     The $5.0 million revolving line of credit bears interest at Comerica's prime rate and requires monthly payments of interest only with all unpaid principal and accrued interest due at its expiration in April 2005. If we are unable to reduce the principal balance on the line of credit to zero for at least 30 consecutive days during any fiscal year, then any remaining balance will be converted into a term loan, or term balance, as defined in the agreement. In addition to interest on the term balance, we will be required to make monthly payments of principal in an amount sufficient to fully amortize the term balance over a 36-month period.

     The $1.0 million term loan is available to us only for the purpose of acquiring our common stock. It must be drawn upon on or before September 30, 2003 unless extended by Comerica. Advances on the term loan will bear interest at Comerica's prime rate plus 50 basis points. In addition to interest on the term loan, we will be required to make monthly payments of principle in an amount sufficient to fully amortize the term loan over a 60-month period with all unpaid principal and accrued interest due in 36 months.

11.  INFORMATION ABOUT US.

     We design, develop, market, and support a broad range of business telecommunications solutions, including traditional and IP telephony products, voice processing products, as well as computer telephony products that address a wide variety of business applications. Our telecommunications solutions incorporate sophisticated features, such as automatic call distribution, scalable networking, Internet Protocol, or IP, as well as wireless solutions. Our voice processing products include Internet messaging, automated attendant, and voice and fax mail. Our computer-telephony products enable users to integrate the functionality of their telephone systems with their computer systems. We market our products primarily in the United States as well as in foreign countries through a distribution model, consisting primarily of wholesale distributors and direct dealers.

     Our   goal   is   to   develop,    deliver,    and   support   high-quality
telecommunications products and services that meet the demands of the markets we serve. Key elements of our strategy to achieve that goal include the following:

     * expand our core business of supplying telephone systems, voice processing systems, and computer-telephony integration products;

     * emphasize sales of larger and more advanced systems through our dealers;

     * focus on the integration of existing and newly developed products to provide complete, industry standard-based business communications products to our customers;

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
     * focus on IP telephony product developments allowing Voice over IP connectivity for our legacy products and our next generation IP LAN telephony system;

     * expand our strategic relationship with LG Electronics Inc., or LGE, which is a member of the multi-billion dollar, Korean-based LG Group; and

     *    enhance  our  existing  products  and  expand  our  product  lines  by
          expanding  our  technological   expertise  and  distribution  channels
          through

          -- business acquisitions, license arrangements, and other strategic relationships, and

          --   internal research and development efforts.

     Our corporate offices are located at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona, and our telephone number is (480) 443-6000.

     WHERE YOU CAN FIND MORE INFORMATION. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition, and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities, and any material interest of these persons in transactions must be disclosed in annual reports and proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. We have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

     Our website is located at www.vodavi.com. Through our website, we make available free of charge our annual report on Form 10-K, our proxy statement, our quarterly reports on Form 10-Q, our current reports on Form 8-K, amendments to reports filed under the Securities Exchange Act, and earnings press releases. The reports, proxy statements, and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements, and other information concerning us also can be inspected at the offices of the NASDAQ SmallCap Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549.

12. EFFECTS OF OUR OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE SECURITIES EXCHANGE ACT OF 1934; CONTINUED LISTING ON NASDAQ SMALLCAP MARKET.

     Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our stockholders. This may reduce the future volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Notwithstanding any other provision of our offer, we will not accept tenders if such purchases, if consummated, would result in delisting of our shares of common stock from the NASDAQ SmallCap Market. NASDAQ may initiate delisting procedures if the aggregate market value of our outstanding common stock held by non-affiliates is less than $1,000,000, the number of shares of common stock held by non-affiliates falls below 500,000, the number of market makers of our common stock falls below two, or the number of round-lot holders (holders of 100 shares of more) falls below 300. Although it is possible that enough stockholders will tender their shares in the offer such that our number of round lot holders will fall under 300, we intend to conduct the offer in such manner as to maintain a sufficient number of round lot stockholders to meet the continued listing standards of the NASDAQ SmallCap Market. As of April 29, 2003, we had more than 1,000 round lot stockholders of our common stock.

     Notwithstanding our continued NASDAQ listing, and because the trading volume for our shares of common stock is relatively low, our stockholders may not really have what is considered one of the main advantages of owning shares in a public company--a liquid market for their shares. During the three-month period preceding the announcement of this offer, the average trading volume of our common stock was approximately 2,500 shares per day.

     Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our stockholders. Based on the number of stockholders of record as of the date hereof, our shares are eligible for deregistration under the Securities Exchange Act. We currently have no intention of deregistering our common stock, however, our board of directors could determine in the future that it is in the best interests of the Company to do so.

     The purchase of shares pursuant to our offer will reduce the number of holders of shares and the number of shares that might otherwise trade publicly. Depending upon the number of shares so purchased, the liquidity and market value of the remaining shares held by the public could be adversely affected. The extent of the public market for the shares following a consummation of our offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the shares on the part of securities firms, and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for shares of our common stock that are not tendered in the offer may be adversely affected to the extent that the amount of shares of common stock purchased pursuant to our offer reduces the float. The reduced float also may have the effect of causing the trading prices of the shares that are not tendered or purchased to be more volatile and causing a larger bid/ask price spread.

     As a result, stockholders that determine not to accept our offer will increase their proportionate interest in our company, subject to our right to issue additional shares and other equity securities in the future. However, such stockholders may find it more difficult to dispose of their shares in a less liquid market.

     Following the expiration of our offer, we may, in our sole discretion, determine to purchase any remaining shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as we may determine from time to time, the terms of which purchases or offers could differ from those of the offer, except that we will not make any such purchases of shares until the expiration of at least ten business days after the termination of our offer. Any possible future purchases of shares by us will depend on many factors, including the market price of the shares, our business and financial position, alternative investment opportunities available to us, the results of our offer, and general economic and market conditions.

13.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as described in this document, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to our offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

     Our obligation to accept for payment and pay for shares under our offer is subject to various conditions. See Section 7.

14.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion describes certain U.S. federal income tax consequences of participating in our offer, is for general information only, and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The consequences to any particular stockholder may differ depending upon that stockholder's own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address matters that may be relevant to stockholders in light of their particular circumstances or to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders that elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons (as determined in accordance with
Section 3), directors, employees, former employees, or other persons that acquired their shares as compensation, including upon the exercise of employee stock options, and persons that are holding shares as part of a straddle, conversion, constructive sale, hedge, or hedging or other integrated transaction, that may be subject to special rules, or U.S. persons whose "functional currency" is not the U.S. dollar. The discussion does not consider the effect of any applicable state, local, or foreign tax laws and does not deal with foreign persons that are subject to special treatment under the U.S. federal income tax laws, such as U.S. expatriates, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies or corporations that accumulate earnings to avoid U.S. federal income tax. In addition, this discussion is based upon tax laws in effect on the date of this document, which are subject to change. EACH STOCKHOLDER IS URGED TO CONSULT THE STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER, INCLUDING THE APPLICATIONS OF STATE, LOCAL, AND FOREIGN TAX LAWS AND POSSIBLE TAX LAW CHANGES. The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and judicial decisions, all as currently in effect. Those authorities may be changed, which may apply retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not include any description of the tax laws of any state, local, or foreign government that may be applicable to the shares or the holders of shares.

     CHARACTERIZATION OF THE SALE. The sale of shares pursuant to our offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, and foreign and other income tax laws. The U.S. federal income tax consequences to a stockholder may vary depending on the stockholder's particular facts and circumstances. Under the stock redemption rules of Section 302 of the Code, a sale by a stockholder to us pursuant to our offer will be treated as a "sale or exchange" of the shares (rather than as a distribution by us with respect to the shares held by the tendering stockholder) if the sale of shares: (a) results in a "complete redemption" of the stockholder's stock in our company, (b) is "substantially disproportionate" with respect to the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder (each as described below). Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. stockholder under our offer. A U.S. stockholder may be able to designate, generally through the stockholder's broker, which block of shares the stockholder wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in event of proration under our offer.

     TREATMENT AS A SALE OR EXCHANGE. If any of the three above tests is satisfied with respect to a stockholder, and the sale is therefore treated as a "sale or exchange" of the shares for U.S. federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to our offer and the stockholder's tax basis in the shares sold pursuant to our offer. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held for more than one year. Some individuals are subject to taxation at a reduced rate on their net capital gains. Capital losses recognized by an individual upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets plus $3,000. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to the extent of capital gains plus $3,000 in any future taxable year. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and allowed to the extent of capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

     TREATMENT AS A DIVIDEND. If none of the three above tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution, taxable as a dividend to the extent of the stockholder's share of our available current or accumulated "earnings and profits," taxable at ordinary income rates, in an amount equal to the amount of cash received by the stockholder pursuant to our offer (without any reduction for the tax basis of the shares sold pursuant to our offer), no gain or loss will be recognized, and the tendering stockholder's basis in the shares sold pursuant to our offer will be added to the stockholder's basis in his remaining shares. Any cash received by a stockholder in excess of the stockholder's share of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis in all of the stockholder's shares, and, thereafter, as a capital gain to the extent it exceeds the stockholder's basis. See "--Special Rules for Corporate Stockholders" for corporate stockholders' dividend treatment

     APPLICATION OF SECTION 302 TESTS. In determining whether any of the tests under Section 302 of the Code is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares that the stockholder has the right to acquire by the exercise of an option (which may include an unvested option) or warrant and shares owned (and, in some cases, constructively owned) by some members of the stockholder's family and by some entities (such as corporations, partnerships, trusts, and estates) in which the stockholder, a member of the stockholder's family, or a related entity has an interest. Each stockholder should also be aware that, in the event our offer is over-subscribed, resulting in a proration, less than all the shares tendered by a stockholder will be purchased by us in our offer. Thus, proration may affect whether a sale by a stockholder pursuant to our offer will satisfy any of the Section 302 tests.

     COMPLETE TERMINATION. A sale of shares pursuant to our offer will result in a "complete termination" of a stockholder's interest in our company if, pursuant to our offer, either (i) we purchase all of the shares actually and constructively owned by the stockholder pursuant to our offer or (ii) all shares actually owned by the stockholder are sold pursuant to our offer and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Reacquisition of any shares may jeopardize the waiver and favorable tax treatment provided under the "complete termination" test. STOCKHOLDERS IN THIS POSITION SHOULD CONSULT THEIR TAX ADVISORS AS TO THE AVAILABILITY OF THIS WAIVER.

     SUBSTANTIALLY DISPROPORTIONATE. The sale of shares pursuant to our offer will be "substantially disproportionate" with respect to a stockholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer), the stockholder's actual and constructive percentage ownership of voting shares is less than 80% of the stockholder's actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer) and the stockholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the sale. TENDERING STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE "SUBSTANTIALLY DISPROPORTIONATE" TEST TO THEIR PARTICULAR CIRCUMSTANCES.

     NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. In order for the sale of shares by a stockholder pursuant to our offer to qualify as "not essentially equivalent to a dividend," the stockholder must experience a "meaningful reduction" in the stockholder's proportionate interest in our company as a result of the sale, taking into account the constructive ownership rules set forth in Section 318 of the Code. Whether the sale by a stockholder pursuant to our offer will result in a "meaningful" reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. In certain circumstances, the Internal Revenue Service has ruled that even a small reduction in a stockholder's proportionate interest may satisfy this test. TENDERING STOCKHOLDER EXPECTING TO RELY UPON THE "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND" TEST THEREFORE SHOULD CONSULT THEIR TAX ADVISORS AS TO ITS APPLICATION TO THEIR PARTICULAR CIRCUMSTANCES.

     We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is oversubscribed, proration of the tenders pursuant to our offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular stockholders' shares will be exchanged pursuant to our offer in order for the stockholder to meet the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test, nor can there be any assurance that a sufficient number of a particular stockholders' shares will be exchanged pursuant to our offer in order for the stockholder to meet the "complete termination" test. Additionally, stockholders that tender all of the shares actually owned by them in our offer, but that are subject to the constructive ownership rules, or that acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each stockholder should take all these factors into consideration in considering the applicability of the "substantially disproportionate" test, the "not essentially equivalent to a dividend" test or the "complete termination" test to their own

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
particular circumstances. EACH STOCKHOLDER IS URGED TO CONSULT THE STOCKHOLDER'S OWN TAX ADVISOR AS TO THE APPLICATION OF THE SECTION 302 TESTS TO THE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES.

     SPECIAL RULES FOR CORPORATE STOCKHOLDERS. Any cash received pursuant to our offer that is treated as a dividend pursuant to the rules described above may be eligible for the 70% dividends received deduction generally allowable to corporate stockholders under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under
Section 246A of the Code and to the holding period requirement of Section 246 of the Code. Also, since not all stockholders will be selling the same proportionate interest in their shares in our offer, any amount treated as a dividend to a corporate stockholder may be treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code, subject to exceptions. Under Section 1059 of the Code, a corporate stockholder must reduce the tax basis in all of the stockholder's shares retained (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" and, if that portion exceeds the stockholder's tax basis for the shares, the corporate stockholder must recognize as gain any such excess.

     For a discussion of certain withholding tax consequences to tendering stockholders, see Section 3.

     CONSEQUENCES TO FOREIGN STOCKHOLDERS. The rules governing foreign stockholders are complex, and no attempt will be made herein to provide more than a limited summary of such rules. FOREIGN STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO THE REDEMPTION OF THE SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     A foreign stockholder generally will be subject to withholding of U.S. federal income tax at a rate of 30% unless we (or the applicable withholding agent) determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable (for example, because the gross proceeds from the sale of shares are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States, in which case the foreign stockholder generally will be subject to tax in the same manner as U.S. stockholders are taxed). For a discussion of certain federal income tax withholding consequences applicable to tendering foreign stockholders, see Section 3.

     Distributions to a foreign stockholder that are treated under the provisions of Section 302 as a sale or exchange of shares and are not made in redemption of U.S. real property interests generally will not be subject to U.S. federal income taxation, unless (i) the gain realized upon the sale or exchange is effectively connected with the conduct of a trade or business of the foreign stockholder in the United States, (ii) the foreign stockholder is a "resident alien" under Section 7701(b) of the Code in the taxable year of such sale or exchange because such foreign stockholder was present in the United States for 183 days or more during the current year and the two preceding years (calculated under a weighted-average formula) or (iii) the foreign stockholder is a nonresident alien individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met. A foreign stockholder described in clause (i) above will be taxed on the net capital gain derived from the sale at the rate applicable to U.S. persons generally. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A foreign stockholder described in clause (ii) above generally will be subject to U.S. income tax at the regular U.S. rates on the resident alien's worldwide income, and unless an applicable tax treaty provides otherwise, a foreign stockholder described in clause (iii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. losses derived from the sale or exchange of other capital assets.

     A foreign stockholder not described in either clause (i), (ii) or (iii) of the preceding paragraph with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the sale of shares by such stockholder pursuant to the offer satisfies one of the three tests for sale or exchange treatment under Section 302(b) of the Code or such stockholder is otherwise able to establish that no tax or a reduced amount of tax was due.

     STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER THE TENDER OFFER. Stockholders whose shares are not purchased by us under our offer should not incur any U.S. federal income tax liability as a result of the completion of our offer.

15.  EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

     We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our reasonable discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

     Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

     Any public announcement made under our offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release to Business Wire or another comparable news service.

     If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

     *    increase or decrease the price to be paid for the shares,

     *    increase the number of shares being sought in our offer, or

     *    decrease the number of shares being sought in our offer,

and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of a period of ten business days.

16.  FEES AND EXPENSES.

     We have retained Computershare Trust Company, Inc. to act as depositary in connection with our offer. The depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

     We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies, and other persons for customary handling and mailing expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent or as an agent of our depositary for purposes of our offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 6 of the letter of transmittal.

17.  MISCELLANEOUS.

     We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction in which the securities or blue sky laws require our offer to be made by a licensed broker or dealer, our offer will be deemed to be made on our behalf by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU MUST NOT RELY UPON ANY RECOMMENDATION, INFORMATION, OR REPRESENTATION THAT IS GIVEN OR MADE TO YOU AS HAVING BEEN AUTHORIZED BY VODAVI.

                                        VODAVI TECHNOLOGY, INC.

May 9, 2003

                        THE DEPOSITARY FOR OUR OFFER IS:

                        COMPUTERSHARE TRUST COMPANY, INC.

 By Overnight Delivery or
     By Hand Delivery:               Express Mail:             By First Class Mail:

    COMPUTERSHARE TRUST           COMPUTERSHARE TRUST           COMPUTERSHARE TRUST
       COMPANY, INC.                 COMPANY, INC.                 COMPANY, INC.
Attn: Reorganization Dept.    Attn: Reorganization Dept.    Attn: Reorganization Dept.
 350 Indiana Street, #800      350 Indiana Street, #800            P.O. Box 1596
  Golden, Colorado 80401        Golden, Colorado 80401      Denver, Colorado 80201-1596

                             Facsimile Transmission:
                                 (303) 262-0606

                     Confirm Facsimile Receipt by Telephone:
                            (303) 262-0600 ext. 4732

     Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Vodavi stockholder or the stockholder's broker, dealer, commercial bank, trust company, or nominee to the depositary at its address set forth above.

     Any questions or requests for assistance may be directed to our investor relations department at the telephone number or address set forth below. Requests for additional copies of this document, the letter of transmittal, or the notice of guaranteed delivery may be directed to our investor relations department at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company, or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                               Investor Relations
                             Vodavi Technology, Inc.
                         4717 E. Hilton Ave., Suite 400
                                Phoenix, AZ 85034
                                 (480) 443-6000
                          investorrelations@vodavi.com